Exhibit 99.1

For Immediate Release

August 4, 2014

Approach Resources Inc.

Reports Second Quarter 2014 Results

Fort Worth, Texas, August 4, 2014 – Approach Resources Inc. (NASDAQ: AREX) today reported results for second quarter 2014. Highlights for second quarter 2014 include:

•	Production was 1,286 MBoe, or 14.1 MBoe/d, a 58% increase over the prior-year quarter and a 19% increase over first quarter 2014

•	Revenues were $73.4 million, a 74% increase over the prior-year quarter

•	Net income was $3.8 million, or $0.10 per diluted share

•	Adjusted net income was $8.7 million, or $0.22 per diluted share

•	EBITDAX was a quarterly record of $50.6 million, or $1.29 per diluted share, and up 65% over the prior-year quarter

•	Production outlook for 2014 increased to 4,950 MBoe

Adjusted net income and EBITDAX are non-GAAP measures. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions and reconciliations of adjusted net income and EBITDAX to net income.

Management Comment

J. Ross Craft, Approach’s President and Chief Executive Officer, commented, “In the second quarter of 2014, Approach reported record production, revenue and our sixth consecutive quarter of record EBITDAX. Notably, since the first quarter of 2014, our average daily oil volumes grew by 15%, in line with our expectations, while our average daily gas and NGL volumes grew by 20% and 24%, respectively, exceeding our expectations. As a result, we have increased our production guidance for 2014. In addition, our cash expense metrics declined on a quarter-over-quarter basis. With a strong focus on execution, we are achieving lower costs, improved margins and sharply higher production.”

Second Quarter 2014 Results

Production for second quarter 2014 totaled 1,286 MBoe (14.1 MBoe/d), compared to production of 817 MBoe (9 MBoe/d) in second quarter 2013, a 58% increase. Second quarter 2014 production increased 19%, compared to first quarter 2014 production of 1,067 MBoe (11.9 MBoe/d). Oil production for second quarter 2014 totaled 525 MBbls (5.8 MBbls/d), up 52% from the prior-year period and 15% from first quarter 2014. Production for second quarter 2014 was 70% liquids and 30% natural gas.

Net income for second quarter 2014 was $3.8 million, or $0.10 per diluted share, on revenues of $73.4 million. This compares to a net income for second quarter 2013 of $7.8 million, or $0.20 per diluted share, on revenues of $42.3 million. Second quarter 2014 revenues increased $31.1 million due to an increase in production ($26 million) and an increase in average realized price ($5.1 million). Net income for second quarter 2014 included an unrealized loss on commodity derivatives of $7.7 million and a realized loss on commodity derivatives of $3.3 million.

Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for second quarter 2014 was $8.7 million, or $0.22 per diluted share, compared to

INVESTOR CONTACT	APPROACH RESOURCES INC.

Sergei Krylov Executive Vice President & Chief Financial Officer ir@approachresources.com 817.989.9000	One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

$5 million, or $0.13 per diluted share, for second quarter 2013. EBITDAX (non-GAAP) for second quarter 2014 was $50.6 million, or $1.29 per diluted share, compared to $30.7 million, or $0.79 per diluted share, for second quarter 2013. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions and reconciliations of adjusted net income and EBITDAX to net income.

Our average realized commodity price for second quarter 2014, before the effect of commodity derivatives, was $57.06 per Boe. Our average realized price, including the effect of commodity derivatives, was $54.48 per Boe for second quarter 2014.

Lease operating expense (“LOE”) averaged $6.18 per Boe for second quarter 2014, down 16% from first quarter 2014. Production and ad valorem taxes averaged $3.83 per Boe, or 6.7% of oil, NGL and gas sales. Exploration costs were $1.53 per Boe. Cash general and administrative expense averaged $4.89 per Boe. Depletion, depreciation and amortization expense averaged $22.21 per Boe. Interest expense totaled $5.4 million.

Operations Update

During second quarter 2014, we drilled and completed 16 horizontal wells, including one well targeting the Wolfcamp A, seven wells targeting the Wolfcamp B and eight wells targeting the Wolfcamp C. The average initial 24-hour rate for wells completed since first quarter 2014 was 556 Boe/d (65% oil), excluding one short-lateral well and two wells in the early stages of flowback.

Capital expenditures incurred during second quarter 2014 totaled $92.3 million, and included $85.8 million for drilling and completion activities, $3.8 million for infrastructure projects and equipment and $2.7 million for acreage acquisitions and extensions.

2014 Outlook

We have increased our estimated 2014 production from 4,790 MBoe to 4,950 MBoe. This updated estimate is 70% liquids and includes oil production of 2,050 MBbls to 2,200 MBbls. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

Liquidity Update

At June 30, 2014, we had a $1 billion revolving credit facility with a $450 million borrowing base and $46 million of outstanding borrowings. At June 30, 2014, our liquidity and long-term debt-to-capital ratio were approximately $404 million and 29.1%, respectively.

We enter into commodity derivatives positions to manage our exposure to commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of our derivatives positions at June 30, 2014.

Conference Call Information and Summary Presentation

The Company will host a conference call on Tuesday, August 5, 2014, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss financial and operational results for second quarter 2014. The conference call may be accessed via the Company’s website at www.approachresources.com or by phone:

Dial in:	(877) 201-0168
Intl. dial in:	(647) 788-4901
Passcode:	Approach / 71190396

A replay of the call will be available on the Company’s website or by dialing (855) 859-2056 (passcode: 71190396).

In addition, a second quarter 2014 summary presentation is available on the Company’s website.

Participation in Upcoming Conference

The Company will participate in EnerCom’s The Oil & Gas Conference® 19. The Company is scheduled to present on Tuesday, August 19, 2014, at 10:55 AM MT. The live presentation will be webcast and will be accessible through the Investor Relations section of the Company’s website at www.approachresources.com. The slide presentation for this event will also be available through the website.

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues (in thousands):
Oil	$51,570	$30,381	$93,315	$55,842
NGLs	11,560	6,214	21,858	12,451
Gas	10,278	5,677	20,162	10,248

Total oil, NGL and gas sales	73,408	42,272	135,335	78,541

Realized loss on commodity derivatives	(3,320)	(714)	(4,659)	(407)

Total oil, NGL and gas sales including derivative impact	$70,088	$41,558	$130,676	$78,134

Production:
Oil (MBbls)	525	344	975	655
NGLs (MBbls)	370	227	665	440
Gas (MMcf)	2,348	1,477	4,282	2,855

Total (MBoe)	1,286	817	2,353	1,571
Total (MBoe/d)	14.1	9.0	13.0	8.7

Average prices:
Oil (per Bbl)	$98.28	$88.25	$95.73	$85.29
NGLs (per Bbl)	31.21	27.43	32.87	28.27
Gas (per Mcf)	4.38	3.84	4.71	3.59

Total (per Boe)	$57.06	$51.74	$57.51	$49.99

Realized loss on commodity derivatives (per Boe)	(2.58)	(0.87)	(1.99)	(0.26)

Total including derivative impact (per Boe)	$54.48	$50.87	$55.52	$49.73

Costs and expenses (per Boe):
Lease operating	$6.18	$4.89	$6.71	$5.97
Production and ad valorem taxes	3.83	3.76	3.86	3.58
Exploration	1.53	0.68	1.15	0.52
General and administrative(1)	5.75	6.40	6.77	7.41
Depletion, depreciation and amortization	22.21	22.62	22.17	22.62

(1) Below is a summary of general and administrative expense:
General and administrative – cash component	$4.89	$4.52	$5.17	$5.00
General and administrative – noncash component	0.86	1.88	1.60	2.41

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Oil, NGL and gas sales	$73,408	$42,272	$135,335	$78,541

EXPENSES:
Lease operating	7,946	3,993	15,797	9,376
Production and ad valorem taxes	4,925	3,068	9,094	5,624
Exploration	1,966	557	2,704	817
General and administrative	7,402	5,229	15,937	11,639
Depletion, depreciation and amortization	28,573	18,482	52,179	35,538

Total expenses	50,812	31,329	95,711	62,994

OPERATING INCOME	22,596	10,943	39,624	15,547

OTHER:
Interest expense, net	(5,357)	(2,451)	(10,494)	(3,680)
Equity in losses of investee	(186)	(64)	(186)	(180)
Realized loss on commodity derivatives	(3,320)	(714)	(4,659)	(407)
Unrealized (loss) gain on commodity derivatives	(7,678)	4,290	(13,604)	190
Other expense	(109)	—	(109)	—

INCOME BEFORE INCOME TAX PROVISION	5,946	12,004	10,572	11,470
INCOME TAX PROVISION	2,153	4,217	3,834	4,030

NET INCOME	$3,793	$7,787	$6,738	$7,440

EARNINGS PER SHARE:
Basic	$0.10	$0.20	$0.17	$0.19

Diluted	$0.10	$0.20	$0.17	$0.19

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	39,368,606	39,007,361	39,306,296	38,965,811
Diluted	39,384,613	39,029,203	39,322,392	38,976,732

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	June 30,	December 31,
(in thousands)	2014	2013
Cash and cash equivalents	$444	$58,761
Restricted cash	—	7,350
Other current assets	30,283	24,302
Property and equipment, net, successful efforts method	1,187,529	1,047,030
Other assets	9,579	8,041

Total assets	$1,227,835	$1,145,484

Current liabilities	$99,683	$84,441
Long-term debt(1)	296,000	250,000
Other long-term liabilities	111,401	100,548
Stockholders’ equity	720,751	710,495

Total liabilities and stockholders’ equity	$1,227,835	$1,145,484

(1)	Long-term debt at June 30, 2014, and December 31, 2013, includes $250 million in 7% senior notes. In addition, we had $46 million in outstanding borrowings under our revolving credit facility as of June 30, 2014.

Unaudited Consolidated Cash Flow Data	Six Months Ended June 30,
(in thousands)	2014	2013
Net cash provided (used) by:
Operating activities	$85,688	$44,839
Investing activities	$(187,778)	$(126,183)
Financing activities	$43,773	$135,855

UNAUDITED COMMODITY DERIVATIVES INFORMATION

AS OF JUNE 30, 2014

Commodity and Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
July 2014 – December 2014	Collar	550 Bbls/d	$90.00/Bbl - $105.50/Bbl
July 2014 – December 2014	Collar	950 Bbls/d	$85.05/Bbl - $95.05/Bbl
July 2014 – December 2014	Collar	2,000 Bbls/d	$89.00/Bbl - $98.85/Bbl
July 2014 – March 2015	Collar	1,500 Bbls/d	$85.00/Bbl - $95.30/Bbl
January 2015 – December 2015	Collar	2,600 Bbls/d	$84.00/Bbl - $91.00/Bbl

Natural Gas Liquids
Propane
July 2014 – December 2014	Swap	500 Bbls/d	$41.16/Bbl
Natural Gasoline
July 2014 – December 2014	Swap	175 Bbls/d	$83.37/Bbl

Natural Gas
July 2014 – December 2014	Swap	360,000 MMBtu/month	$4.18/MMBtu
July 2014 – December 2014	Swap	35,000 MMBtu/month	$4.29/MMBtu
July 2014 – December 2014	Swap	160,000 MMBtu/month	$4.40/MMBtu
September 2014 – June 2015	Collar	80,000 MMBtu/month	$4.00/MMBtu - $4.74/MMBtu
January 2015 – December 2015	Swap	200,000 MMBtu/month	$4.10/MMBtu
January 2015 – December 2015	Collar	130,000 MMBtu/month	$4.00/MMBtu - $4.25/MMBtu

Subsequent to June 30, 2014, we entered into two oil collars covering a total of 1,000 Bbls per day for 2015 at a floor price of $90.00/Bbl and a ceiling price of $102.50/Bbl.

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financials page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes an unrealized loss (gain) on commodity derivatives and related income tax effect. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of adjusted net income and adjusted net income per diluted share to net income for the three and six months ended June 30, 2014 and 2013 (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$3,793	$7,787	$6,738	$7,440
Adjustments for certain items:
Unrealized loss (gain) on commodity derivatives	7,678	(4,290)	13,604	(190)
Related income tax effect	(2,780)	1,459	(4,934)	65

Adjusted net income	$8,691	$4,956	15,408	7,315

Adjusted net income per diluted share	$0.22	$0.13	$0.39	$0.19

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense, net, and (6) income tax provision. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of EBITDAX and EBITDAX per diluted share to net income for the three and six months ended June 30, 2014 and 2013 (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$3,793	$7,787	$6,738	$7,440
Exploration	1,966	557	2,704	817
Depletion, depreciation and amortization	28,573	18,482	52,179	35,538
Share-based compensation	1,107	1,533	3,761	3,790
Unrealized loss (gain) on commodity derivatives	7,678	(4,290)	13,604	(190)
Interest expense, net	5,357	2,451	10,494	3,680
Income tax provision	2,153	4,217	3,834	4,030

EBITDAX	$50,627	$30,737	93,314	55,105

EBITDAX per diluted share	$1.29	$0.79	$2.37	$1.41

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our liquidity at June 30, 2014 (in thousands).

Liquidity at June 30, 2014
Borrowing base	$450,000
Cash and cash equivalents	444
Credit facility – outstanding borrowings	(46,000)
Outstanding letters of credit	(325)

Liquidity	$404,119

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our long-term debt-to-capital ratio at June 30, 2014, and December 31, 2013 (in thousands).

	June 30, 2014	December 31, 2013
Long-term debt(1)	$296,000	$250,000
Total stockholders’ equity	720,751	710,495

	$1,016,751	$960,495

Long-term debt-to-capital	29.1%	26.0%

(1)	Long-term debt at June 30, 2014, and December 31, 2013, includes $250 million in 7% senior notes. In addition, we had $46 million in outstanding borrowings under our revolving credit facility as of June 30, 2014.